UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )

                       ADVANCED ANALOGIC TECHNOLOGIES INC
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                                (Name of Issuer)
                                  Common Stock
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                         (Title of Class of Securities)
                                   00752J108
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                                 (CUSIP Number)
                                   9/30/2011
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            (Date of Event Which Requires Filing of this Statement)

Check  the  appropriate  box  to  designate  the  rule  pursuant  to  which this
Schedule  is  filed:

[X]  Rule  13d-1(b)
[ ]  Rule  13d-1(c)
[ ]  Rule  13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-  ------------------------------
CUSIP  No.  00752J108

-  ------------------------------
1.  NAME  OF  REPORTING  PERSON
    Water  Island  Capital,  LLC
-  --------------------------------------------------------------------------
2.  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
    Not  Applicable
    (a)  [  ]
    (b)  [  ]
-  ---------------------------------------------------------------------------
3.  SEC  USE  ONLY

-  ---------------------------------------------------------------------------
4.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
    Delaware
-  ---------------------------------------------------------------------------
NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:
         5.  SOLE  VOTING  POWER
            4853006
-  ---------------------------------------------------------
         6.  SHARED  VOTING  POWER
            None
-  ----------------------------------------------------------
         7.  SOLE  DISPOSITIVE  POWER
            4853006
-  -------------------------------------------------
         8.  SHARED  DISPOSITIVE  POWER
            None
-  ---------------------------------------------------------------------------
9.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
    4853006
-  ---------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
-  ---------------------------------------------------------------------------
11.  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
     10.991
-  ---------------------------------------------------------------------------
12.  TYPE  OF  REPORTING  PERSON
     IA
-  ---------------------------------------------------------------------------

CUSIP  No.  00752J108
-  ------------------------------
Item  1(a)  Name  of  Issuer:
ADVANCED  ANALOGIC  TECHNOLOGIES  INC
Item  1(b)  Address  of  Issuer's  Principal  Executive  Offices:
3230  SCOTT  BOULEVARD
SANTA  CLARA  CA  95054

Item  2(a)  Name  of  Person(s)  Filing:

WATER  ISLAND  CAPITAL  LLC  ("WIC")
Item  2(b)  Address  of  Principal  Business  Office:

41  MADISON  AVE  42nd  FLOOR
NEW  YORK  NY  10010

Item  2(c)  Citizenship:
WIC  is  a  Delaware  limited  liability  company.

Item  2(d)  Title  of  Class  of  Securities:
Common  Stock

Item  2(e)  CUSIP  Number:
00752J108

Item  3  Type  of  Person:
(e)  WIC  is  an  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(F).

Item  4  Ownership:
(a)  Amount  beneficially  owned:
     4853006
(b)  Percent  of  class:
     10.991
(c)  Number  of  shares  as  to  which  such  person  has:
(i)  Sole  power  to  vote  or  to  direct  the  vote:
     4853006
(ii)  Shared  power  to  vote  or  to  direct  the  vote:
      None
(iii) Sole  power  to  dispose  or  direct  the  disposition  of:
      4853006
(iv)  Shared  power  to  dispose  or  direct  the  disposition  of:
      None

Item  5  Ownership  of  Five  Percent  or  Less  of  a  Class:
       Not  Applicable

Item  6  Ownership  of  More  than  Five  Percent  on  Behalf of Another Person:
       Not  Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       WIC is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

CUSIP  No.  00752J108
-  ------------------------------
Item  8  Identification  and  Classification  of  Members  of  the  Group:
Not  Applicable

Item  9  Notice  of  Dissolution  of  Group:
Not  Applicable

Item  10  Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  10/18/2011

WATER  ISLAND  CAPITAL  LLC

By:  /s/  Matthew  Hemberger
----------------------------
Matthew  Hemberger
Chief  Financial  Officer  and  Chief  Compliance  Officer